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                                                                     EXHIBIT 5.2

                                 WARREN & PEREZ
                                 Berkshire Court
                                8411 Preston Road
                                    Suite 710
                               Dallas, Texas 75225

                                 October 2, 1996

Cytoclonal Pharmaceutics Inc.
9000 Harry Hines Boulevard, Suite 330
Dallas, TX  75235
Selling Security Holders
referenced in the Registration Statement

                  Re:      Opinion of Counsel

Ladies and Gentlemen:

         We are and have acted as special patent and regulatory counsel to CYTOCLONAL PHARMACEUTICS INC. (the "Company"). We refer to the Registration Statement on Form SB-2 (the "Registration Statement") filed by Cytoclonal Pharmaceutics Inc. (the "Company") with the Securities and Exchange Commission relating to 500,00 class A Warrants of the Company issued to certain investors in connection with the Company's bridge financing completed in August 1994 (the "1994 Bridge Financing"). 1,018,750 Class B Warrants ("Class B Warrants") of the Company issued to certain investors in connection with the Company's bridge financing completed in April 1995 (the "1995 Bridge Financing"), 506,250 warrants (the "Blair Warrants") issued to D.H. Blair Investment Banking Corp. ("Blair") as part of its compensation for services as placement agent in the 1994 Bridge Financing and for rendering advice and assistance in structuring the 1995 Bridge Financing and 810,000 shares of Common Stock $.01 par value, underlying the Class A Warrants, Class B Warrants and Blair Warrant. We have reviewed and given careful consideration to the following (collectively, the "Documents"):

                    (i)   the Registration Statement;

                    (ii) an on-line database search conducted October 17, 1995 and updated to October 2, 1996 designed to uncover potential prior art relating to the various technologies and, in particular, a


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Cytoclonal Pharmaceutics Inc.
Selling Security Holders
referenced in the Registration Statement
October 2, 1996
Page 2

                         thorough search relating to the taxol technology of both the patents that have issued and technologies that are in the public domain.

                   (iii) originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed appropriate as a basis for the opinions expressed below.

         Based upon and subject to the foregoing, and a review of such matters of law as we deem appropriate, it is our opinion that:

         1. The material set forth in the Registration Statement under "Risk - Factors Royalty Obligations; Possible Loss of Patents and other Proprietary Rights," "Uncertain Ability to Protect Proprietary Technology" and "Business - Patents, Licenses and Proprietary Rights", accurately and adequately discloses the Company's patent position and does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         2. The patent applications referred to in the Registration Statement were properly filed and the Patent and Trademark Office has not taken substantive action with respect thereto. There has not been any inappropriate public use or sale by the Company prior to the filing of any of the patents or patent applications which would affect their validity and the claims contained in the applications represent valid patent claims. We have no reason to believe that patents will not issue with respect thereto or that the claims contained in the applications conflict with the rights of others.

         3. There are no facts which would preclude the Company from having clear title to the United States patents and United States patent applications owned by the Company. The Company has not received any notice challenging the validity or enforceability of any of the United States patents owned by, or licensed to, the Company. The Company does not lack or will not be unable to obtain any rights or license to use United States patents necessary to its business as currently conducted.

         4. There are no material legal or governmental proceedings pending or threatened with respect to any patents of the Company. There have been no claims asserted against the Company relating to the potential infringement of or conflict with any patents, trademarks, copyrights or trade secrets of others. Based on the searches referred to above for existing United States patens with




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Cytoclonal Pharmaceutics Inc.
Selling Security Holders
referenced in the Registration Statement
October 2, 1996
Page 3


claims that might cover the Company's technology, the Company's technology does not infringe any United States patents.


         5. To these best of our knowledge, the Company is in compliance in all material respects with the material provisions of all applicable rules and regulations of the U.S. Food and Drug Administration ("FDA"), compliance with which is necessary to its business as currently conducted. The statements of federal law or regulation contained under the captions "Risk Factors - No Assurance of FDA Approval; Government Regulation" and "Business - Government Regulation" and other references in the Registration Statement to FDA regulatory matters (collectively, the "Regulatory Portion") are, in all material respects correct and accurate statements or summaries of applicable federal law and regulation, subject to the qualifications set forth therein; and

         6. To the best of our knowledge, the Regulatory Portion does not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                                   Sincerely,

                                                   /S/Warren & Perez
                                                   ---------------------------
                                                   WARREN & PEREZ